EXHIBIT 99.1

Orange County Bancorp, Inc. Announces the Appointment of Jon Schiller
to the Board of Directors

MIDDLETOWN, N.Y. – September 25, 2024 — Orange County Bancorp, Inc. (the "Company") (NASDAQ:OBT), parent company of Orange Bank & Trust Co. (the "Bank") announced today the appointment of Jonathan Schiller, RPh, MBA, to the Company’s and the Bank’s Boards of Directors effective October 1, 2024.

“Jon is a proven business leader and entrepreneur with a unique background comprised of scientific and analytic experience. He will be an exceptional addition to the Board,” said Michael Gilfeather, Company President and CEO. “We welcome his expertise and participation overseeing the future affairs of the Company and the Bank.”

Schiller is an entrepreneur with vast senior leadership experience. He is the founder, President and CEO of Hospicom Inc., a world-class medical education and consulting company that serves Fortune 100 pharmaceutical and biotechnology companies. He successfully led Hospicom’s transition from a startup to a highly successful, multimillion-dollar global organization. He previously founded the Society of Academic Medicine and Strategically Speaking Inc.

Schiller earned a BS in Pharmacy, and is a Registered Pharmacist from St. John’s University and an MBA in Marketing /Marketing Management from Columbia University Business School.

“I am thrilled to join the board of such a reputable and forward-thinking institution,” said Schiller. “With a longstanding history of success and commitment to innovation, Orange Bank & Trust is uniquely positioned to navigate the evolving financial landscape. I look forward to contributing to the exciting growth and future opportunities that lie ahead.”

About Orange County Bancorp Inc.
Orange County Bancorp, Inc. is the parent company of Orange Bank & Trust Company and Hudson Valley Investment Advisors, Inc. Orange Bank & Trust Company is an independent bank that began with the vision of 14 founders over 130 years ago. It has grown through ongoing innovation and an unwavering commitment to its community and business clientele to more than $2.5 billion in total assets. Hudson Valley Investment Advisors, Inc. is an Investment Advisor in Goshen, NY. It was founded in 1995 and was acquired by the Company in 2012.